EXHIBIT 10.7.1

AMENDMENT TO

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND NONCOMPETITION AGREEMENT is made and entered into this 22nd day of May, 2003 (the “Effective Date”), by and between PlanVista Corporation, a Delaware corporation (f/k/a HealthPlan Services Corporation) and certain of its subsidiaries as set forth in the Employment Agreement defined below (hereinafter collectively called the “Employer”) and Phillip S. Dingle (hereinafter called “Employee”).

WHEREAS, the Employer and Employee entered into that certain Employment and Noncompetition Agreement dated as of June 1, 2000 (as amended on January 30, 2001) (collectively, the “Employment Agreement”); and

WHEREAS, Employer and Employee desire to further amend said Employment Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. The parties to this Employment Agreement shall be PlanVista Corporation, as Employer, and Phillip S. Dingle, as Employee, and any references to subsidiaries of PlanVista Corporation as set forth in the original Employment Agreement dated as of June 1, 2000 are hereby deleted.

2. Subsection (a) of Section 5 of the Employment Agreement is hereby amended by deleting the current subsection (a) and substituting in place of such deleted Subsection (a) the following:

“(a) During the term of this Agreement (whether initial or renewal) an annual salary of no less than $200,00.00 U.S. (the “Annual Base Salary”) provided that the Board of Directors in its sole discretion may increase such Annual Base Salary at any time during the term of this Agreement and upon such increase the increased salary shall become the new Annual Base Salary from the effective date of such increase forward;”

The salary adjustment represented by this Amendment shall begin as of the date of this Amendment.

3. Subsection (b) of Section 5 of the Employment Agreement is hereby amended by inserting new subsections (v), (vi), (vii) and (viii) in such Subsection (b) as follows:

“(v) A grant, pursuant to the provisions of Employer’s 2003 Option Plan, of stock options to purchase 700,000 shares of Employer’s common stock (the “Performance Options”). These options shall be granted with an exercise price equal to the Fair Market Value of the Employer’s common stock on the date of this Amendment. These options will vest according to the following vesting schedule:

Time Vesting

Percent of Options Vesting	Event

15%	May 22, 2003,

15%	May 22, 2004, if Employee remains continuously employed until that date

15%	May 22, 2005, if Employee remains continuously employed until that date

15%	May 22, 2006, if Employee remains continuously employed until that date

Accelerated Vesting

Percent of Options Vesting	Vesting Event

10%	December 31, 2003, if and only if, the Company’s EBITDA (as defined below) equals or exceeds $13,000,000 for the Company’s 2003 calendar year.

10%	Any calendar year end on or before December 31, 2006 in which the Company’s EBITDA (as defined below) equals or exceeds $17,000,000 for the calendar year then ended (the “$17 Million EBITDA Vesting Event”), provided that only one $17 Million EBITDA Vesting Event may cause the vesting of this 10%. Accordingly, once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

10%	Any calendar year end on or before December 31, 2006 in which the Company’s EBITDA (as defined below) equals or exceeds $20,000,000 for the calendar year then ended (the “$20 Million EBITDA Vesting Event”), provided that only one $20 Million EBITDA Vesting Event may cause the vesting of this 10%. Accordingly, once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

Balance of any unvested options	Any calendar year end on or before December 31, 2006 in which the Company’s EBITDA (as defined below) equals or exceeds $25,000,000 for the calendar year then ended. Once this threshold is attained, attaining it in subsequent years shall not cause further vesting.

*	More than one different vesting event may occur in any given year.

Notwithstanding the foregoing, in the event that any Performance Options have not vested by December 31, 2006, such unvested Performance Options shall vest in accordance with the following schedule, to the extent unvested:

(i)	20% of the total number of Performance Options granted to the Employee will vest on May 22, 2007, if Employee remains continuously employed until that date; and

(ii)	20% of the total number of Performance Options granted to the Employee will vest on May 22, 2008, if Employee remains continuously employed until that date.

For purposes of the foregoing determinations, EBITDA is defined as earnings before interest, taxes, depreciation, and amortization for the year then ended determined in accordance with Generally Accepted Accounting Principles except that in determining earnings for this purpose, there will be no deduction from revenue for any compensation charge attributable to the vesting of options, and there will be no deduction for expenses associated with (i) any Offering or equity raise pursued by the Employer, (ii) the debt restructure between the Employer and its senior lenders which occurred on April 12, 2002, (iii) any litigation in which the Employer is involved, and (iv) any other unusual and/or non-recurring expenses, as determined by the Board of Directors or the Compensation Committee. Additionally, the EBITDA targets listed above shall be adjusted to reflect the projected impact of any business combination involving Employer which may occur prior to the vesting event with such adjustments to be determined by adding to the prospective EBITDA targets the EBITDA of any such business combined with the business of the Employer for the 12 months preceding the acquisition).

(vi) a grant pursuant to the provisions of Employer’s 2003 Option Plan to purchase 300,000 shares of Employer’s common stock. These options shall be granted at an exercise price equal to the Fair Market Value of the Employer’s common stock on the date of this Amendment. Options to purchase one hundred thousand (100,000) shares shall vest upon the date of this Amendment. Options to purchase one hundred thousand (100,000) shares shall vest on the same day of the twelfth (12) month after the date of this Agreement and options to purchase one hundred thousand (100,000) shares shall vest on the same day of the twenty-fourth (24) month after the date of this Agreement.

(vii) a grant pursuant to the provisions of Employer’s 2003 Option Plan to purchase 367,500 shares of Employer’s common stock. These options shall be granted at an exercise price equal to the Fair Market Value of the Employer’s common stock on the date of this

Amendment. Options to purchase one hundred twenty-two thousand five hundred (122,500) shares shall vest upon the date of this Agreement. Options to purchase one hundred twenty-two thousand five hundred (122,500) shares shall vest on the same day of the twelfth (12) months from the date of this Agreement and options to purchase one hundred twenty-two thousand five hundred (122,500) shares shall vest on the same day of the twenty-fourth (24) months after the date of this Agreement.

(viii) The Employee shall have twelve months from the date of any termination of Employee’s employment other than for Cause or as a result of death or Permanent Disability to exercise any vested options held by the Employee. If Employee is terminated for Cause, all options held by the Employee shall terminate immediately. If Employee’s employment is terminated by Death or Permanent Disability, Employee shall have twelve (12) months from the date of such termination to exercise any vested options held by the Employee. All options granted by this Amendment shall be subject to the terms of the 2003 Employee Stock Option Plan and the Employee shall enter into a standard stock option agreement containing the foregoing terms and other customary provisions for options issued under the 2003 Stock Option Plan.”

4. Section 5 shall be further amended by inserting a new subsection (c) in such Section 5, which shall read as follows:

“(c) In addition to the other vesting provisions related to any stock options granted to the Employee, all stock options to purchase Employer’s common stock which are held by the Employee, which as of such time have not vested, shall vest immediately upon the first to occur of any of the following events:

(i)	the termination of the Employee’s Employment by the Employer other than for Cause or by the Employee as a result of a Constructive Termination Event;

(ii)	the sale of substantially all of Employer’s assets; or

(iii)	a “Change of Control” as defined in the Employer’s 2003 Stock Option Plan; provided, however, no Change of Control shall be deemed to have occurred under such definition by reason of a change resulting from the issuance of Employer securities: (x) in a registered underwritten public offering, or (y) in connection with a restructuring of the Employer’s senior secured debt.”

5. Subsection (a) of Section 7 of the Employment Agreement is hereby amended by deleting the current Subsection (a) in its entirety and substituting the following in place of such deleted subsection:

“(a) If during the term of this Agreement, Employee’s employment is terminated (i) by the Employer other than for Cause, as defined below, or (ii) by the Employee as a result of the occurrence of a Constructive Termination Event, as defined below, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such event has occurred, then upon the occurrence of such event Employer shall pay to the Employee (or the Employee’s estate in the event of death after termination), as a severance benefit and in complete satisfaction of any and all claims which Employee may have against Employer or its affiliates, officers, directors or employees as a result of this Agreement or his previous employment by Employer, an amount which is equal to one (1) times Employee’s Annual Base Salary; provided, however, Employer shall not be obligated to pay any severance benefit until Employee (or Employee’s personal representative in the event of Employee’s death) has delivered to Employer a complete and unconditional release, in form reasonably satisfactory to Employer, releasing Employer from any and all claims which Employee may have against Employer as a result of any occurrence during Employee’s employment and including, but not limited to, any claim for wrongful termination (the “Employee Release”). The foregoing notwithstanding, the Employee Release shall not release the Employer from any of its post termination obligations under this Agreement or under any employee benefit plan of the Employer. Such severance benefit shall be paid within ten (10) days following the effective date of such termination. As used in this Agreement:

(A) the term “Cause” means (i) the Employee’s violation of his fiduciary duty to the Employer, (ii) gross or willful failure by the Employee to perform the duties of Employee’s position, (iii) the Employee’s habitual unexcused absence over an extended period, (iv) embezzlement or misappropriation of Employer funds by the Employee, or (v) the Employee’s conviction of a felony;

(B) the term “Permanent Disability” means the permanent mental or physical inability of the Employee to perform with reasonable accommodation the essential duties of Employee’s position as existing on the date of this Agreement which condition causes the Employee to be unable to perform the duties of his office for a period of six months in any twelve-month period.

(C) the term “Constructive Termination Event” means action by the Employer which is directed at the Employee specifically and not at all employees generally and which has the effect of significantly reducing the Employee’s compensation, employment responsibilities, or authority, or the nonpayment by Employer of compensation due and owing to the Employee under this Agreement, which has not been cured by the Employer within 30 days of receipt of written notice from the Employee that such nonpayment has occurred.”

6. Section 8 of the Employment Agreement is hereby amended by deleting subsection (a) of Section 8 in its entirety and substituting in its place the following:

“(a) While Employee is employed and for one (1) year after the termination of Employee’s employment for any reason, without the written consent of the Employer, Employee shall not either directly or indirectly engage (whether for his own account or as a partner, joint venturer, employee, consultant, agent, contractor, officer, director or shareholder or otherwise) in any business within the United States which delivers preferred provider organization or claims repricing services on behalf of health care payors or networks; provided, however, that the foregoing shall not be deemed to prohibit Employee from purchasing and owning securities of a company traded on a national securities exchange or on the Nasdaq National Market with which Employee has no relationship so long as such ownership does not exceed 2% of the outstanding stock of such company.”

7. Section 13 of the Employment Agreement is hereby amended by deleting the name and address of Employer and substituting the following therefor:

If to Employer:	PlanVista Corporation
4010 Boy Scout Blvd., Suite 200
Tampa, FL 33607
Attention: General Counsel

8. Except as set forth in this Amendment to Employment and Noncompetition Agreement, all terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment corrects a previously executed amendment entered into as of the Effective Date, and supercedes any other document amending the Employment Agreement effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment and Noncompetition Agreement, effective as of the day and year first above written.

PLANVISTA CORPORATION, on behalf of itself and its subsidiaries listed in the Employment Agreement dated as of June 1, 2000

By:	/s/ Harold S. Blue
Harold S. Blue
Its:	Chairman of the Compensation Committee

“EMPLOYER”

/s/ Phillip S. Dingle
Phillip S. Dingle

“EMPLOYEE”